PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-133007 Dated July 30, 2008

Bearish Return Optimization Securities with Partial Protection
Linked to the Dow Jones Industrial AverageSM
Tactical Solutions for Bearish Markets
HSBC USA Inc. $2,829,650 Securities linked to the Dow Jones Industrial AverageSM due September 30, 2009

Investment Description

These Bearish Return Optimization Securities with Partial Protection Linked to the Dow Jones Industrial AverageSM are notes issued by HSBC USA Inc., which we refer to as the “securities”. The securities are designed to provide enhanced exposure to the potential negative performance of the Dow Jones Industrial AverageSM (the “index”) as well as protection at maturity of 10% of your invested principal. The partial principal protection feature only applies if you hold your securities to maturity. The amount you receive at maturity is based on the index return from the trade date to the final valuation date. If the index return is less than zero, at maturity you will receive a positive return on your notes and we will pay you an amount in cash per security that is equal to the sum of (1) the principal amount plus (2) the product of (a) the principal amount multiplied by (b) the absolute value of the index return multiplied by 5, not to exceed the maximum gain of 16.80%. If the index return is between 0% and 10%, inclusive, at maturity for each security you will receive the principal amount of your security. If the index return is greater than 10%, at maturity for each security you will receive the principal amount of your security reduced by 1% for every 1% by which the index return exceeds 10%. You will not receive interest or dividend payments during the term of the securities. Investing in the securities involves significant risks. You may lose up to 90% of your initial investment if the index return is positive.

Features

❑
Enhanced Positive Return in Bearish Markets: If the index ending level is less than the index starting level on the final valuation date, you will receive an enhanced positive return on your investment equal to 5 times the percentage decline in the index, not to exceed the maximum gain of 16.80%.

❑	Partial Principal Protection: The securities provide protection of 10% of your invested principal. The partial principal protection feature only applies if you hold the securities to maturity.
❑	Express a Bearish View of an Index: The securities allow investors to express a moderately bearish view of the Dow Jones Industrial AverageSM.

Key Dates

Trade Date	July 28, 2008
Settlement Date	July 31, 2008
Final Valuation Date[1]	September 24, 2009
Maturity Date[1]	September 30, 2009

[1] Subject to postponement in the event of a market disruption event.

Security Offerings

The securities are linked to the performance of the index. The securities are 10% principal protected and are subject to a maximum gain of 16.80%. The securities are offered at a minimum investment of $1,000.

See “Additional Information about HSBC USA Inc. and the Securities” on page 2 of this pricing supplement. The securities offered will have the terms specified in the accompanying base prospectus dated April 5, 2006, the accompanying prospectus supplement dated October 12, 2007, the accompanying prospectus addendum dated December 12, 2007 and the terms set forth herein. See “Key Risks” on page 6 of this pricing supplement and the more detailed “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement for risks related to the securities and the index.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying base prospectus, prospectus addendum, prospectus supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The securities will not be listed on any U.S. securities exchange or quotation system. See “Supplemental Plan of Distribution” on page 10 for the distribution arrangement.
	Price to Public	Underwriting Discount	Proceeds to Us
Per Security	100%	1.50%	98.50%
Total	$2,829,650.00	$42,444.75	$2,787,205.25

CALCULATION OF REGISTRATION FEE
Title of Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Bearish Return Optimization Securities with Partial Protection Linked to the Dow Jones Industrial AverageSM due September 30, 2009	$2,829,650.00	$111.21
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities

This pricing supplement relates to one security offering linked to the index identified on the cover page. The index described in this pricing supplement is a reference asset as defined in the prospectus supplement, and these securities being offered are notes for purposes of the prospectus supplement. The purchaser of a security will acquire an investment instrument linked to the index. Although the security offering relates to the index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the index, or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007 and the prospectus addendum dated December 12, 2007. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 of this pricing supplement and in “Risk Factors” beginning on page S-3 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

HSBC USA Inc. has filed a registration statement (including a prospectus, prospectus addendum and prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus addendum and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Prospectus supplement dated October 12, 2007:
www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm
♦	Prospectus addendum dated December 12, 2007:
www.sec.gov/Archives/edgar/data/83246/000114420407067025/v096997_424b2.htm
♦	Prospectus dated April 5, 2006:
www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated October 12, 2007, references to the “prospectus addendum” mean the prospectus addendum dated December 12, 2007 and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 5, 2006.

Investor Suitability
The securities may be suitable for you if:
♦    You seek an investment with an enhanced return linked to the potential depreciation in the level of the index and you believe the level of the index will decrease moderately over the term of the securities - meaning that such decrease, as magnified by the multiplier of 5, is unlikely to exceed the maximum gain indicated herein at maturity.
♦    You are willing and able to expose 90% of your invested principal to loss equal to 1% of the principal amount for every percentage point that the index return exceeds 10%.
♦    You are willing to forgo dividends paid on the stocks included in the index.
♦    You are willing to hold the securities to maturity.
♦    You do not seek current income from this investment.
♦    You do not seek an investment for which there is an active secondary market.

The securities may not be suitable for you if:
♦    You do not believe the level of the index will moderately decrease over the term of the securities, or you believe the level of the index will decrease by more than the indicated maximum gain at maturity.
♦    You do not seek an investment with exposure to the index.
♦    You seek an investment that is 100% principal protected.
♦    You prefer to receive the dividends paid on stocks included in the index.
♦    You are unable or unwilling to hold the securities to maturity.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦    You seek current income from this investment.
♦    You seek an investment for which there will be an active secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances.

Final Terms

Issuer	HSBC USA Inc. (Aa3/AA-)[1]
Principal Amount	$10.00 per security
Term	14 months
Payment at Maturity (per $10 security)
You will receive a cash payment at maturity linked to the performance of the index during the term of the securities.
If the index return is less than zero, you will receive the sum of (a) the principal amount plus (b) the principal amount multiplied by the lesser of (i) the maximum gain and (ii) the absolute value of the index return multiplied by the multiplier of 5:
$10.00 + [$10.00 x the lesser of (i) the maximum gain and (ii) the absolute value of the index return multiplied by 5]

If the index return is between zero and 10%, inclusive, you will receive your principal amount of:
$10.00

If the index return is greater than 10%, you will lose 1% of your principal amount for each 1% that the index return is greater than 10%:
$10.00 - ($10.00 x (index return - 10%))

Multiplier	5
Maximum Gain	16.80%.
Index Return	Index ending level - index starting level
index starting level
Index Starting Level	11,131.08, representing the official closing level of the index on the trade date, as determined by the calculation agent.
Index Ending Level	The official closing level of the index on the final valuation date, as determined by the calculation agent.
Official Closing Level
The official closing level on any scheduled trading day will be the closing level of the index as determined by the calculation agent based upon determinations with respect thereto made by the reference sponsor and displayed on Bloomberg Professional® service page “INDU <INDEX>”.

CUSIP / ISIN	4042EP883 / US4042EP8838

Determining Payment at Maturity

At maturity, you will receive the principal amount reduced by 1% for every 1% that the index return is greater than 10%:

$10 - ($10 x (index return - 10%))

Your securities are not fully principal protected. As such, you could lose up to 90% of the principal amount of your securities.
_________________
1  HSBC USA Inc. is rated Aa3 by Moody’s and AA- by Standard & Poor’s. A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The securities themselves have not been independently rated. Each rating should be evaluated independently of any other rating. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the index ending level, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the securities.

What are the tax consequences of the securities?

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the securities. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith. This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the securities) more than 5% of any entity included in the index.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities. Under one reasonable approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the index. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes, and in the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, it is reasonable to treat the securities in accordance with this approach. Pursuant to that approach, you would not accrue any income with respect to the securities and would recognize a long-term capital gain or loss if you held the securities to maturity. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities, other characterizations and treatments are possible and the timing and character of income in respect of the securities might differ from the treatment described above. For example, the securities could be treated as debt instruments that are “contingent payment debt instruments” for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Contingent Payment Debt Instruments” in the prospectus supplement.

If one or more of the entities included in the index are treated as a REIT, partnership or trust, or PFIC for U.S. federal income tax purposes, or otherwise as a “pass-thru entity” for purposes of section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), it is possible that the securities will be subject to the “constructive ownership” rules of section 1260 of the Code. If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the securities could be treated as ordinary income and subject to an interest charge. Prospective investors in the securities should consult the offering documents for the entities included in the Index and their tax advisors as to the possibility that one or more of the entities included in the index is treated as a REIT, a partnership or trust, or a PFIC for U.S. federal income tax purposes, or otherwise as a "pass-thru entity" for purposes of section 1260 of the Code, and section 1260 applies to their securities.

Recently, the Internal Revenue Service (“IRS”) and the Treasury Department issued Notice 2008-2 under which they requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which would include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a security is required to accrue income in respect of the security prior to the receipt of payments under the security or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a security as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the security could be subject to U.S. withholding tax in respect of a security. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the index relative to its index starting level. We cannot predict the index ending level on the final valuation date or the official closing level of the index on any other scheduled trading day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the index. The numbers set forth in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity for a $10.00 security on a hypothetical offering of the securities, with the following assumptions*:

Investment Term:	14 months
Index starting level:	11,131.08
Multiplier:	5
Hypothetical maximum gain:	16.80%

*The actual index starting level and maximum gain for the securities will be determined on the trade date.

Example 1 — The level of the index decreases from an index starting level of 11,131.08 to an index ending level of 10,797.17. The index return is calculated as follows:

(10,797.17-11,131.08) / 11,131.08 = -3.00%

Because the index return is less than zero, the payment at maturity is calculated as follows:

$10.00 + [$10.00 x the lesser of (i) the maximum gain and (ii) (the absolute value of the index return x 5)]

=$10.00 + [$10.00 x the lesser of (i) 16.80% and (ii) (3.00% x 5)]

=$10.00 + [$10.00 x the lesser of (i) 16.80% and (ii) 15.00%]

=$10.00 + [$10.00 x 15.00%]

=$10.00 + $1.50

=$11.50

Example 2 — The level of the index decreases from an index starting level of 11,131.08 to an index ending level of 10,017.99. The index return is calculated as follows:

(10,017.99-11,131.08) / 11,131.08 = -10.00%

Because the index return is less than zero, the payment at maturity is calculated as follows:

$10.00 + [$10.00 x the lesser of (i) the maximum gain and (ii) (the absolute value of the index return x 5)]

=$10.00 + [$10.00 x the lesser of (i) 16.80% and (ii) (10.00% x 5)]

=$10.00 + [$10.00 x the lesser of (i) 16.80% and (ii) 50.00%]

=$10.00 + [$10.00 x 16.80%]

=$10.00 + $1.68

=$11.68

Example 3 - The level of the index increases from an index starting level of 11,131.08 to an index ending level of 12,021.59. The index return is calculated as follows:

(12,021.59-11,131.08) / 11,131.08 = 8.00%

Because the index return is between zero and 10%, inclusive, the payment at maturity is equal to the principal amount of $10.00.

Example 4 — The level of the index increases from an index starting level of 11,131.08 to an index ending level of 13,357.32. The index return is calculated as follows:

(13,357.32-11,131.08) / 11,131.08 = 20.00%

Because the index return is greater than 10%, the payment at maturity is calculated as follows:

$10.00 - ($10.00 x (index return - 10%))

=$10.00 - ($10.00 x (20.00% - 10.00%))

=$10.00 - ($10.00 x (10.00%))

=$10.00 - $1.00

=$9.00

For each security, if the index return is greater than 10%, you could lose up to $9.00 per $10.00 invested.

Key Risks

An investment in the securities involves significant risks. Some of the risks that apply to the securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

♦
Partial Principal Protection Only Applies if You Hold the Securities to Maturity: You should be willing to hold your securities to maturity. The securities are not designed to be short-term trading instruments. The price at which you will be able to sell your securities to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the principal amount of the securities, even in cases where the level of the index has declined since the trade date.

♦
The Securities are Not Fully Principal Protected and You May Lose Up to 90% of Your Initial Investment: The securities are not fully principal protected. The securities differ from ordinary debt securities in that we will not pay you 100% of your principal amount if the index return is greater than 10%. In that event, you will lose 1% of the original principal amount for each percentage point that the index return is greater than 10%. Accordingly, you may lose up to 90% of your initial investment in the securities.

♦
The Securities Will Yield a Return only if the Index Return Is Negative: The securities will yield a return only if the index ending level is less than the index starting level (a negative index return) on the final valuation date. Your return on the securities will increase the more the index return decreases, but will be capped at the maximum gain. You will not participate in any appreciation of the index, and any increases in the level of the index may adversely affect the return on and trading value of the securities.

♦	Maximum Gain: You will not participate in any decrease in the level of the index (as magnified by the multiplier) beyond the maximum gain of 16.80%.

♦
Lack of Liquidity: The securities will not be listed on any securities exchange or quotation system. We intend to offer to repurchase the securities in the secondary market but are not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which we are willing to buy the securities, which will exclude any fees or commissions you paid when you purchased the securities.

♦
Owning the Securities is Not the Same as Owning the Stocks Underlying the Index: The return on your securities may not reflect the return you would realize if you actually owned the stocks included in the index. As a holder of the securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of stocks included in the index would have.

♦
Potential Conflict of Interest: HSBC and its affiliates may engage in business with the issuers of the stocks comprising the index (the “underlying stock issuers”), which may present a conflict between the obligations of HSBC and you, as a holder of the securities. The calculation agent, who is the issuer of the securities, will determine the payment at maturity based on the observed index ending level. The calculation agent can postpone the determination of the index ending level or the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦
Potentially Inconsistent Research, Opinions or Recommendations by HSBC: HSBC, UBS Financial Services Inc., and their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the securities. Any such research, opinions or recommendations could affect the level of the index or the price of the stocks included in the index, and therefore, the market value of the securities.

♦	Credit of Issuer: An investment in the securities is subject to the credit risk of HSBC, and the actual and perceived creditworthiness of HSBC may affect the market value of the securities.

♦
Uncertain Tax Treatment: There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain, as to both the timing and character of any inclusion in income in respect of the securities. Under one reasonable approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the index. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes, and in the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, it is reasonable to treat the securities in accordance with this approach. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts.

If one or more of the entities included in the index are treated as a REIT, partnership or trust, or PFIC for U.S. federal income tax purposes, or otherwise as a “pass-thru entity” for purposes of section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), it is possible that the securities will be subject to the “constructive ownership” rules of section 1260 of the Code. If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the securities could be treated as ordinary income and subject to an interest charge. Prospective investors in the securities should consult the offering documents for the entities included in the index and their tax advisors as to the possibility that one or more of the entities included in the Index is treated as a REIT, a partnership or trust, or a PFIC for U.S. federal income tax purposes, or otherwise as a "pass-thru entity" for purposes of section 1260 of the Code, and section 1260 applies to their securities.

Recently, the Internal Revenue Service (“IRS”) and the Treasury Department issued Notice 2008-2 under which they requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which would include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a security is required to accrue income in respect of the security prior to the receipt of payments under the security or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a security as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the security could be subject to U.S. withholding tax in respect of a security. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations”.

Market Disruption Event

If the final valuation date is not a scheduled trading day, then the final valuation date will be the next scheduled trading day. If a market disruption event (as defined below) exists on the final valuation date, then the final valuation date will be the next scheduled trading day for which there is no market disruption event. If a market disruption event exists with respect to the final valuation date on five consecutive scheduled trading days, then that fifth scheduled trading day will none the less be the final valuation date, and the calculation agent will determine the official closing level of the index on that date by means of the formula for and method of calculating the index which applied just prior to the market disruption event, using the relevant exchange traded or quoted price of each stock in the index (or if an event giving rise to a market disruption event has occurred with respect to a stock in that index on that fifth scheduled trading day, its good faith estimate of the value for that stock). If the final valuation date is postponed, then the maturity date will also be postponed until the fourth business day following the postponed final valuation date.

“Market disruption event” means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which we determine is material:

(i) any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to any stock included in the index or (B) in futures or options contracts relating to the index on any related exchange; or

(ii) any event (other than any event described in (iii) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for any stock included in the index or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the index on any applicable related exchange; or

(iii) the closure on any scheduled trading day of any relevant exchange relating to any stock included in the index or any related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (A) the actual closing time for the regular trading session on the exchange and (B) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

“Related exchange” means each exchange or quotation system on which futures of options contracts relating to the index are traded, or any successor or temporary substitute for such exchange or quotation system (provided we have determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange) where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the index.

“Relevant exchange” means the primary exchange or quotation system for any stock then included in the index.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for each stock then included in the index.

INDEX INFORMATION

This pricing supplement is not an offer to sell and it is not an offer to buy stocks comprising the index. All disclosures contained in this pricing supplement regarding the index, including its make-up, performance, method of calculation, and changes in its components, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the index or stocks comprising the index contained in this pricing supplement. You should make your own investigation into the index as well as stocks included in the index. The reference sponsor has no obligation to continue to publish, and may discontinue publication of, the index. The reference sponsor may discontinue or suspend the publication of the index at any time.

Neither we nor any affiliate makes any representation that any publicly available information regarding the reference sponsor is accurate or complete. For more information, we urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-25 in the accompanying prospectus supplement.

Dow Jones Industrial AverageSM (the “Index”)

We have derived all information relating to the Index, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Dow Jones & Company, Inc. ("Dow Jones"). Dow Jones is under no obligation to continue to publish, and may discontinue or suspend the publication of the Index at any time.

Dow Jones publishes the Index.

The Index is a price-weighted index, rather than capitalization weighted. The Index is compromised of 30 blue-chip stocks that are generally the leaders in their industry. As of July 28, 2008, 28 companies or 93.33% of the Index, traded on the New York Stock Exchange and 2 companies, or 6.67% of the Index, traded on The NASDAQ Stock Market. The Index is intended to be a measure of the entire U.S. market, covering a diverse set of industries such as financial services, technology, retail, entertainment and consumer goods.

According to Dow Jones, the composition of the Index is determined at the discretion of the editors of The Wall Street Journal. There are no pre-determined criteria except that components should be established U.S. companies that are leaders in their industries. For the sake of continuity, changes to the composition of the Index are rare, and generally occur only after corporate acquisitions or other dramatic shifts in a component's core business. When such an event necessitates that one component be replaced, the entire Index is reviewed by the editors of The Wall Street Journal. As a result, multiple component changes are often implemented simultaneously.

Changes in the Index are reported daily in the financial pages of many major newspapers, on Bloomberg Professional® service page “INDU <INDEX>” and on Dow Jones website (http://www.djindexes.com). Information contained in the Dow Jones website is not incorporated by reference in, and should not be considered a part of, these CD Terms and Conditions. The Index does not reflect the payment of dividends on the stocks included in the Index.

Computation of the Index

The Index is calculated by adding up the prices of the 30 constituent stocks and dividing the total by a divisor. The divisor is adjusted to ensure the continuity of the Index. The divisor is now an arbitrary number that reflects adjustments over time resulting from spin-offs, stock splits, stock dividends and other corporate actions, as well as additions and deletions to the Index. Accordingly, the divisor is no longer equal to the number of components in the Index . The divisor value of the Index as of July 28, 2008 is 0.12282011.

The formula for calculating the divisor change is as follows:

D t+1 =D t * S C a t / S C t

Where:
D t+1 is the divisor to be effective on trading session t+1
D t is the divisor on trading session t
C a t is the components adjusted closing prices for stock dividends, splits, spin-offs and other  applicable corporate actions on trading session t
C t is the components closing prices on trading session t

While Dow Jones currently employs the above methodology to calculate the Index, no assurance can be given that Dow Jones will not modify or change this methodology in a manner that may affect the performance of the Index.

License Agreement with Dow Jones:

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by Dow Jones in connection with certain securities and certificates of deposit, including the securities.

The securities are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Dow Jones Industrial AverageSM to track general stock market performance. Dow Jones’s only relationship to HSBC Bank USA, National Association (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of Dow Jones and of the Dow Jones Industrial AverageSM which is determined, composed and calculated by Dow Jones without regard to HSBC Bank USA, National Association or the securities. Dow Jones has no obligation to take the needs of HSBC Bank USA, National Association or the holders of the securities into consideration in determining, composing or calculating the Dow Jones Industrial AverageSM. Dow Jones is not responsible for and has not participated in the determination of the timing of the sale of the securities, prices at which the securities are to initially be sold, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the securities.

The graph below illustrates the performance of the index from 1/2/97 to 7/28/08. The historical levels of the index should not be taken as an indication of future performance. Numbers have been rounded for ease of analysis.

The graph below illustrates the performance of the index from 1/1/97 to 7/28/08 as reported on the Bloomberg Professional® service. The historical levels of the index should not be taken as an indication of future performance.

The closing level of the index on July 28, 2008 was 11,131.08.

Certain ERISA Considerations

We urge you to read the “Certain ERISA Considerations” section in the Prospectus Supplement.

Discontinuance or Modification of the Index

If the reference sponsor (as defined below) discontinues publication of or otherwise fails to publish the index on any day on which the index is scheduled to be published and the reference sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (the comparable index, the “successor index”), then that successor index will be deemed to be the index for all purposes relating to the securities, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the securities.

If the index is discontinued or if the reference sponsor fails to publish the index and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the applicable official closing level using the same general methodology previously used by the reference sponsor. The calculation agent will continue to make that determination until the earlier of (i) the final valuation date or (ii) a determination by the calculation agent that the index or a successor index is available. In that case, the calculation agent will furnish written notice to us and the holders of the securities.

If at any time the method of calculating the index or a successor index, or the level thereof, is changed in a material respect, or if the index or a successor index is in any other way modified so that, in the determination of the calculation agent, the level of that index does not fairly represent the level of the index or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a level comparable to the level that would have prevailed had those changes or modifications not been made. If, for example, the method of calculating the index or a successor index is modified so that the level of that index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust that index in order to arrive at a level of the index or successor index as if it had not been modified. In that case, the calculation agent will furnish written notice to us and the holders of the securities.

Notwithstanding these alternative arrangements, discontinuance of the publication of the index may adversely affect the value of, and trading in, the securities.

“Reference sponsor” means Dow Jones & Company, Inc.

Events of Default and Acceleration

If the calculation agent determines that the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “Final Terms” in this pricing supplement. In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated index return. If a market disruption event exists with respect to the index on that scheduled trading day, then the accelerated final valuation date for the index will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date). The accelerated maturity date will be the fourth business day following the accelerated final valuation date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the accompanying prospectus.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. (the “Agent”), and the Agent has agreed to purchase, all of the securities at the price indicated on the cover of this pricing supplement, which will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the securities. We have agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the securities in the secondary market, but is not required to do so. We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.